Exhibit 10.17

June 3, 2010

Mr. Walter J. Scheller, III

2083 Blairmont Drive

Pittsburgh, PA 15241

Mr. Scheller:

We are pleased that you have accepted our offer to employ you as the President & Chief Operating Officer at Jim Walters Resources, (“JWR”).  The purpose of this letter is to confirm your acceptance of the terms of your employment with us, which is subject to the satisfactory completion of reference checks and a drug test.  This offer will remain valid until and through June 10, 2010.

1.             As the President and Chief Operating Officer of JWR you shall report to and serve at the direction of the Chief Executive Officer-WLT, or to such other person as may be designated from time to time.  Your responsibilities will include developing the overall business strategy for JWR; to direct and control all functions and activities of JWR, to include production, safety, and finance of metallurgical coal and natural gas; and to achieve goals and objectives in the areas of growth, profitability, asset management and return on investment.  Such responsibilities may be changed from time to time.

2.             Your compensation package will be as follows:

(a)                                  Base Salary

$33,333.33 per month ($400,000 annually), which will be paid semi-monthly in accordance with the payroll practices of JWR, as they may change from time to time.

(b)           Bonus

Your annual target bonus will be 75% of your base salary.  The amount of your bonus will fluctuate based upon actual performance under the Company’s bonus plan as in effect from time to time. Participation in the bonus pool is dependent upon the achievement of the Company’s annual financial and other goals, as well as the accomplishment of individual objectives mutually agreed upon in writing each year.  To receive a bonus, you must be employed at the time the bonus is paid.  For the current fiscal year, if you are employed for at least three months, you will be eligible to participate in the bonus plan and your bonus will be pro-rated from your date of hire.

Please note that participation in the Employee Stock Purchase Plan is a condition to participation in the bonus pool.

Bonus payments may be recovered from an employee by the Company, at the direction of the Compensation Committee of the Board of Directors, if any of the Company’s financial statements are required to be restated due to errors, omissions, fraud, or misconduct.  This includes any past or future compensation with respect to any fiscal year of the Company for which the financial results are negatively affected by such restatement.

(c)           Long-Term Incentive

You will be eligible to participate in the Company’s long-term incentive plan (annual stock grant) as it applies to other executives and subject to terms of the Company’s Long-Term Incentive Plan.  The economic value of this award at target is $300,000.

(d)           Benefits

•                  Reimbursement for all reasonable out-of-pocket business expenses incurred by you in the performance of your duties hereunder, in accordance with the policies, practices and procedures of the Company relating to reimbursement of business expenses incurred by Company employees in effect at any time during the 12 month period preceding the date you incur the expenses; provided, however, that any such expense reimbursement will be made no later than the last day of the calendar year following the calendar year in which you incur the expense, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit.

•                  Participation in the Company’s life and health insurance benefit programs after 60 days of employment and in accordance with their terms, as they may change from time to time.  Additional benefit plan information will be available for your review upon request.  During the first 60 days of your employment, the Company will reimburse you for your costs related to COBRA coverage.

•                  Participation in the Company’s retirement plan according to its terms as it may change from time to time.  Information on the retirement plan will be available for your review upon request. Your eligibility to participate will be consistent with the requirements of ERISA.

•                  Eligibility for 20 business days of vacation and 10 Company paid holidays to be used each year in accordance with the Company’s policy, as it may change from time to time

•                  Eligibility for a monthly auto allowance of $1,500, subject to the usual withholding taxes.

•                  Relocation to Birmingham, Alabama, in accordance with the provisions of the Walter Energy, Inc. Policy for “Relocation Expenses — Transferred Employees.”

•                  A signing bonus of $100,000 to be paid after your start date.

•                  A recommendation to the Board of Directors that you be granted equity in Walter Energy, Inc. valued at $500,000 with half of this value in nonqualified stock options (NQSO’s) and one-half of this value in restricted stock units (RSU’s), both of which are to be ratably vested over a 3-year time period.

3.             It is agreed and understood that: your employment with JWR is to be at will, and either you or the Company may terminate the employment relationship at any time for any reason, with or without cause, and with or without notice to the other; nothing herein or elsewhere constitutes or shall be construed as a commitment to employ you or pay you severance, other than stated above, for any period of time; you have read and understood this paragraph in making the decision to leave the employ of your present employer and, if applicable, to forego other job opportunities.  It is also understood that you voluntarily sought employment with the Company without being offered inducements to do so.

4.             You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company.  You hereby assign to the Company your entire right and interest in any such Developments, and will hereafter execute any documents in connection therewith that the Company may reasonably request.  This section does not apply to any inventions that you made prior to your employment by the Company, or to any inventions that you develop entirely on your own time without using any of the Company’s equipment, supplies or facilities, or the Company’s or its customers’ confidential information which do not relate to the Company’s business, anticipated research and development, or the work you have performed for the Company.

5.             As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services, and there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

6.             In the event of your Involuntary Termination (as defined below), other than for “Cause” (also defined below), other than as a result of death or disability, you will be eligible for the following severance benefits, in accordance with all government regulations, e.g. IRC 409A:

•                  12 months of base salary continuation and target bonus.

•                  Continued participation in benefits, to the extent the plans allow, until the earlier of the 12th-month anniversary of the termination date or until you are eligible to receive comparable benefits from subsequent employment.  The COBRA election period will not commence until the expiration of that 12-month period. If continued participation in any benefit plan will result in taxable reimbursement payments to you, the payment will be provided only if the filing of the claim for payment and completion of the reimbursement payment can reasonably be completed by the end of the calendar year following the year in which the expense is incurred.

“Involuntary Termination” shall mean your termination from employment due to the independent exercise of unilateral authority by Company to terminate your services, other than due to your implicit or explicit request, where you are willing and able to continue performing services. The determination of whether a termination of employment is involuntary is based on all the facts and circumstances. Any reference in this Agreement to “termination of employment” shall mean “separation from service” within the meaning of Treas. Reg. 1.409A-1(h).

“Cause” shall mean your: (a) willful and continued refusal to perform the duties of your position (other than any such failure resulting from your incapacity due to physical or mental illness), (b) conviction or guilty plea of a felony arising from any act of fraud, theft, embezzlement or willful dishonesty in relation to the business or affairs of the Company or any other felonious conduct on your part that is demonstrably detrimental to the best interests of the Company or any subsidiary or affiliate, or (c) fraudulent preparation of financial information of the company or any subsidiary or affiliate.

To be entitled to severance benefits under this paragraph you must terminate employment from the Company.  For this purpose, your termination of employment must be considered a “separation from service” within the meaning of Code §409A(a)(2)(A)(i) and any guidance or regulations issued thereunder.

Payments of severance pay made pursuant to this paragraph shall be paid to you at the Company’s normal payroll dates as if you were still employed by the Company.  The Company will not accelerate or delay payment of such amounts to an earlier or later date except to the extent such change in payment date is permissible under Section 409A of the Code.

7.             Non-Compete.  It is understood and agreed that you will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Company that result in the creation of customer goodwill. Therefore, following the termination of employment under this Agreement for any reason and continuing for a period of 12 months from the date of such termination, so long as the Company or any affiliate, successor or assigns thereof is in the coal mining business or like business within the Restricted Area (defined as mining industries in which the Company competes at the time of your separation), unless the Board of Directors approves an exception. You shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

a.               Call upon, solicit, write, direct, divert, influence, or accept business (either directly or indirectly) with respect to any account or customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to the Company, including but not limited to JWR or any other affiliated companies; or

b.     Hire away any independent contractors or personnel of the Company and/or entice any such persons to leave the employ of the Company or its affiliated entities without the prior written consent of the Company

8.             Non-Disparagement. Following the termination of employment under his Agreement for any reason and continuing for so long as the Employer or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, Employee shall not, directly or indirectly, for himself or herself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

a. Make any statements or announcements or permit anyone to make any public statements or announcements concerning Employee’s termination with Employer, or

b. Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Employer or its affiliated entities.

9.             You acknowledge that the Company expects you to respect and safeguard the trade secrets and confidential information of your former employers. You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property.  You agree not to disclose to the Company, use in their respective businesses, or cause them to use any information or material that is confidential to any former employer, unless such information is no longer confidential, or the Company or you have obtained the written consent of such former employer to do so.  Similarly, you acknowledge and agree that so long as you are an employee of the Company or in the event you leave the employ of the Company, you will respect and safeguard Company’s trade secrets and confidential information.

10.           Tax Compliance Delay in Payment. If the Company reasonably determines that any payment or benefit due under this Agreement, or any other amount that may become due to you after termination of employment, is subject to Section 409A of the Code, and also determines that you are a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, upon your termination of employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to you or on your behalf earlier than six months after the date of your termination of employment (or, if earlier, your death) if such payment would violate the provisions of Section 409A of the Code and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after your termination of employment (or, if earlier, one day after your death).  For this purpose, you will be considered a “specified employee” if you are employed by an employer that has its stock publicly traded on an established securities market or certain related entities have their stock traded on an established securities market and you are a “key employee”, with the exact meaning of “specified employee”, “key employee” and “publicly traded” defined in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder.  Notwithstanding the above, the Company hereby retains discretion to make determinations regarding the identification of “specified employees” and to take any necessary corporate action in connection with such determination.

11.           You and the Company intend that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In the event that any provision of this Agreement is determined by you or the Company to not comply with Code Section 409A, the Company shall fully cooperate with you to reform the Agreement to correct such noncompliance to the extent permitted under any guidance, procedure, or other method promulgated by the Internal Revenue Service now or in the future that provides for such correction as a means to avoid or mitigate any taxes, interest, or penalties that would otherwise be incurred by you on account of such non-compliance.

12.           You acknowledge and agree that you have read this letter agreement carefully, have been advised by the Company to consult with an attorney regarding its contents, and that you fully understand the same.

13.           It is agreed and understood that this acceptance letter shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company. The parties to this Agreement agree that the existence and terms of this Agreement will remain confidential. This letter agreement will be interpreted under and in accordance with the laws of the State of Florida without regard to conflicts of laws.

Walt, we are delighted that you are joining JWR and we look forward to working with you.  If the terms contained within this letter are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided.

Best Regards,

/s/ Joseph B. Leonard	6/2/10

Joseph B. Leonard	Date
Chief Executive Officer
Walter Energy, Inc.

ACCEPTANCE

I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same.  I approve and accept the terms set forth above as governing my employment relationship with the Company.

/s/ WJ Scheller	6/4/10

Walter J. Scheller, III	Date